Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of TVI Corporation on Form S-8 dated July 1, 2003 (the “Registration Statement”), of our report dated September 24, 2005, on our audits of the financial statements of Safety Tech International, Inc. as of and for the fiscal years ended June 30, 2005 and 2004, which report appears in the TVI Corporation Form 8-K/A to be filed on or about January 18, 2006.

/s/  Rager, Lehman & Houck, P.C.

Frederick, Maryland

January 18, 2006